SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM S-8
REGISTRATION STATEMENT
Under the Securities Act of 1933
CONSUMER PORTFOLIO SERVICES, INC.
(Exact name of registrant as specified in its charter)

California	33-0459135
(State of other Jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

19500 Jamboree Road
Irvine, California  92612
(949) 753-6800
(Address of principal executive offices)

CPS 2006 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of the plan)

Charles E. Bradley, Jr.
President
Consumer Portfolio Services, Inc.
16355 Laguna Canyon Road
Irvine, California  92618
(949) 753-6800
 (Name and address of agent for service)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered			Proposed maximum offering price per security (1)		Proposed maximum aggregate offering price (1)		Amount of registration fee
Common		135,000	shares	$6.91	(2)		$932,850		$52.05
Stock. no		107,500	shares	$6.04	(2)		$649,300		$36.23
par value		30,000	shares	$6.23	(2)		$186,900		$10.43
		490,000	shares	$5.26	(2)		$2,577,400		$143.82
		37,500	shares	$5.00	(2)		$187,500		$10.46
		30,000	shares	$5.24	(2)		$157,200		$8.77
		57,500	shares	$4.61	(2)		$265,075		$14.79
		1,395,000	shares	$0.77	(2)		$1,074,150		$59.94
		1,217,500	shares	$0.72	(3)		$876,600		$48.91
	Total	3,500,000	shares			Total	$6,906,975.00	Total	$385.40

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)
To the extent that the common stock to be registered is to be offered to plan participants at a price now known, the proposed maximum offering price is computed, pursuant to subdivision (h) of Rule 457, based on the price at which such common stock is to be offered to participants in the plan.

(3)
To the extent that the common stock to be registered is to be offered to plan participants at a price yet to be determined, the proposed maximum offering price is computed, pursuant to subdivisions (h) and (c) of Rule 457, based on the average of high and low prices for such common stock as reported by Nasdaq on August 17, 2009.

2

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.  All documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)  The registrant's annual report on Form 10-K for the year ended December 31, 2008, as filed March 31, 2009, and as amended on April 30, 2009.

(b) Any reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008, which include (i) quarterly reports on Form 10-Q filed May 15 and August 14, 2009, and (ii) current reports on form 8-K filed January 21, February 12, April 28, June 23, July 20 and July 23, 2009.

(c)  The description of the registrant's common stock contained in registrant's registration statement filed under the Exchange Act on October 21, 1992, including amendments thereto subsequently filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Mark Creatura, general counsel of the registrant, who has passed upon the legality of the shares of common stock, no par value, registered hereby, is a full-time employee of the registrant, and is a participant in the CPS 2006 Long-Term Equity Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

Under California law, a California corporation may eliminate or limit the personal liability of a director of the corporation for monetary damages for breach of the director's duty of care as a director, provided that the breach does not involve certain enumerated actions, including, among other things, intentional misconduct or knowing and culpable violation of the law, acts or omissions which the director believes to be contrary to the best interests of the corporation or its shareholders or which reflect an absence of good faith on the director's part, the unlawful purchase or redemption of stock, payment of unlawful dividends, and receipt of improper personal benefits.  The registrant's Board of Directors believes that such provisions have become commonplace among major corporations and are beneficial in attracting and retaining qualified directors, and the registrant's Articles of Incorporation include such provisions.

The registrant's Articles of Incorporation and Bylaws also impose a mandatory obligation upon the registrant to indemnify any director or officer to the fullest extent authorized or permitted by law (as now or hereinafter in effect), including under circumstances in which indemnification would otherwise be at the discretion of the registrant.

Item 7.  Exemption From Registration Claimed.

Not applicable

Item 8.  Exhibits.

The following exhibits are filed:

Exhibit No.	Description of Exhibit
4.1	CPS 2006 Long–Term Equity Incentive Plan. (incorporated by reference to Appendix A to the Company’s proxy statement filed with the Commission on May 19, 2006)
5.1	Opinion of counsel re legality of securities offered.
23.1	Consent of counsel (contained in Exhibit 5.1).
23.2	Consent of Crowe Horwath LLP
23.3	Consent of McGladrey & Pullen LLP

Item 9.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K) (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports that are filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act and are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on August 19, 2009.

                                                    CONSUMER PORTFOLIO SERVICES, INC.

                                                    By:  /s/ CHARLES E. BRADLEY, JR.
                                                              Charles E. Bradley, Jr., President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ CHARLES E. BRADLEY, JR. ___________________________ Charles E. Bradley, Jr.	President, Director, and Chief Executive Officer (principal executive officer)	August 19, 2009
/s/ JEFFREY P. FRITZ ___________________________ Jeffrey P. Fritz	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 19, 2009

      /s/ CHRIS A. ADAMS
       ___________________________
            Chris A. Adams

       /s/ BRIAN J. RAYHILL
       ___________________________
            Brian J. Rayhill

      /s/  WILLIAM B. ROBERTS
       ___________________________
            William B. Roberts

      /s/  GREGORY S. WASHER
       ___________________________
            Gregory S. Washer

      /s/  DANIEL S. WOOD
       ___________________________
            Daniel S. Wood

	Director Director Director Director Director	August 19, 2009 August 19, 2009 August 19, 2009 August 19, 2009 August 19, 2009